UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2022

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	RPM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Revolving Credit Facility

On August 1, 2022, RPM International Inc. (the “Company”) and certain of its subsidiaries amended the Company’s revolving credit facility by entering into a Fourth Amendment to Credit Agreement (the “Credit Agreement Amendment”) with the lenders named therein (the “Revolving Credit Facility Lenders”) and PNC Bank, National Association, as administrative agent for the Revolving Credit Facility Lenders, which amends the Credit Agreement dated as of October 31, 2018 (the “Credit Agreement”).

The Credit Agreement Amendment increases the size of the revolving credit facility from $1.3 billion to $1.35 billion and extends the term of the revolving credit facility for five years, until August 1, 2027. Pursuant to the Credit Agreement Amendment, U.S. Dollar revolving loans will bear interest at either the base rate or an adjusted term SOFR rate (or in the case of swingline loans, the daily simple SOFR rate), at the Company’s option, plus a spread determined by the Company’s debt rating. Foreign currency loans will bear interest at either an adjusted daily simple SOFR rate or an adjusted term SOFR-based RFR rate or Eurocurrency rate plus, in each case, a similar spread. At the closing of the Credit Agreement Amendment, the applicable spread for (a) base rate and adjusted daily simple SOFR loans was 0.10% per annum, with possible future spreads ranging from 0.0% to 0. 450% per annum, and (b) adjusted term SOFR, adjusted term SOFR-based RFR and Eurocurrency rate loans was 1.10% per annum, with possible future spreads ranging from 0.90% to 1.450% per annum. The Credit Agreement Amendment also replaces the commitment fee payable under the Credit Agreement with a facility fee based on the aggregate outstanding commitments at an initial rate of 0.15% per annum, which, like the interest rate spreads, is subject to adjustment thereafter based on the Company’s debt rating, with possible future rates ranging from 0.10% to 0.30% per annum.

Amendment to Term Loan Agreement

On August 1, 2022, the Company and one of its subsidiaries entered into a Fourth Amendment to Credit Agreement (the “Term Loan Agreement Amendment”) with the lenders named therein (the “Term Loan Lenders”) and PNC Bank, National Association, as administrative agent for the Term Loan Lenders, which amends the Credit Agreement dated as of February 21, 2020.

In connection with the Term Loan Agreement Amendment, and on the date thereof, the Company prepaid $50 million in principal amount of the outstanding term loans, resulting in a reduction in term loan commitments and outstandings to $250 million in the aggregate. The maturity date was extended to August 1, 2025. Term loan borrowings will bear interest at either the base rate or an adjusted term SOFR rate, at the Company’s option, plus a spread determined by the Company’s debt rating. At the closing of the Term Loan Agreement Amendment, the applicable spread for (a) base rate loans was 0.0% per annum, with possible future spreads ranging from 0.0% to 0.50% per annum, and (b) adjusted term SOFR was 1.00% per annum, with possible future spreads ranging from 0.75% to 1.50% per annum.

The descriptions contained herein of the Credit Agreement Amendment and the Term Loan Agreement Amendment are qualified in their entirety by reference to the full text of the Credit Agreement Amendment and the Term Loan Agreement Amendment, respectively, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending August 31, 2022, and are incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.
(Registrant)

Date: August 5, 2022

/s/ Edward W. Moore
Edward W. Moore Senior Vice President, General Counsel and Chief Compliance Officer